Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 14, 2011, among Lantheus Medical Imaging, Inc., a Delaware corporation (or its permitted successor) (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust FSB, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 10, 2010, that governs the Issuer’s outstanding $250.0 million aggregate principal amount of 9.750% Senior Notes due 2017 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Issuer, the Guarantors and the Trustee may amend the Indenture or the Notes with the consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Outstanding Notes (as defined in the Indenture);

WHEREAS, the Issuer has solicited the consents of Holders of the Outstanding Notes to a proposed amendment to the Indenture (the “Proposed Amendment”), pursuant to the Consent Solicitation Statement dated March 4, 2011 (as the same may be amended or supplemented from time to time, the “Statement”);

WHEREAS, the Holders of at least a majority of the Outstanding Notes have provided written consent to the Proposed Amendment;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized and all conditions and requirements necessary to make this Supplemental Indenture a valid and binding agreement of the Issuer and the Guarantors have been duly performed and complied with;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Issuer and the Guarantors, pursuant to the foregoing authority, propose in and by this Supplemental Indenture to amend the Indenture and have requested that the Trustee join in the execution of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             AMENDMENTS.

(a)      Subject to Section 2(b) below, the Indenture is hereby amended as follows (such amendment, the “Amendment”):

(i)       Clause (16) of the second paragraph of Section 10.09 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (16) not to exceed $150.0 million.”

(b)      The Amendment shall become operative immediately upon the provision by the Issuer to the Trustee of an Officers’ Certificate certifying that the conditions set forth in the Statement have either been satisfied or, where permitted, waived by the Issuer.

3.             RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4.             SEVERABILITY. In case any provision in this Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.             GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.             COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.             HEADINGS. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

8.             THE TRUSTEE.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

LANTHEUS MI INTERMEDIATE, INC.

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

LANTHEUS MI REAL ESTATE, LLC

By:	/s/ Robert P. Gaffey
	Name:	Robert P. Gaffey
	Title:	Chief Financial Officer and Treasurer

Signature Page to Supplemental Indenture

WILMINGTON TRUST FSB, as Trustee

By:	/s/ Joseph P. O’Donnell
Authorized Signatory

Signature Page to Supplemental Indenture